FLANGAS MCMILLAN LAW GROUP

Gus W. Flangas
John R. McMillan
Dimitri P. Dalacas

3275 South Jones Boulevard
Suite 105
Las Vegas, Nevada 89146

Telephone: (702) 307-9500
Facsimile: (702) 382-9452

December 20, 2002

Board of Directors
MGCC Investment Strategies, Inc.
3105 N. Rainbow Blvd.
Las Vegas, Nevada 89108

	RE:Sale of 1,000,000 of Common Stock at
           a Price of $0.10 per Share Pursuant to a Registration Statement on Form SB-2, SEC
           File Number 333-74914

Gentleman:

We have acted as counsel for MGCC Investment Strategies, Inc., a Nevada corporation ("Company") in connection with a perspective sale of 1,000,000 shares of common stock at a price of $0.10 per share pursuant to a Registration Statement on Form SB-2, SEC File Number 333-74914 ("Registration Statement") and the Prospectus of the Company dated January 1, 2003 ("Prospectus"). We have examined the originals or copies of the following documents in connection with the registration of these Shares:

DOCUMENTS

1.Articles of Incorporation of the Company;

2.Bylaws of the Company;

3.The Company Stock Ledger;

4.The Minutes and Resolutions of the Company;

5.The Registration Statement; and

6.The Prospectus contained in the Registration Statement.

QUALIFICATIONS.

This opinion is subject to the following qualifications:


1.We express no opinion as to whether or not this Registration
Statement qualifies under State "Blue Sky" laws.

2.We express no opinion as to any laws other then the State of Nevada.

3.We have not be retained to examine and we have not attempted to examine, the financial statements as well as any other financial and/or statistical data and projections contained in the Prospectus, and we express no opinion with respect thereto.

4.We express no opinion as to the accuracy, fairness or completeness of, nor have we verified the information furnished with respect to, the statements and matters contained in the Prospectus.

OPINION.

Based on the foregoing qualifications, the documents reviewed above and upon such investigation as we have deemed necessary, we are of the opinion:

1.The Company is in good standing under the laws of the State of Nevada, the jurisdiction of its incorporation.

2.The Company has full corporate power and authority to own its properties and conduct business as described in the Registration Statement.

3.The authorized capital stock of the Company consists of 40,000,000 shares of common stock, with a par value of $.001 per share, of which there are outstanding 1,000,000 shares (Shares) and 10,000,000 shares of non-voting preferred stock.

4.Proper corporate proceedings have been taken to authorize the sale of 1,000,000 shares of Common Stock in accordance with the terms described in the Registration Statement (after it is declared effective). Furthermore, the shares in this offering, when sold in accordance with the terms of the Registration Statement and in compliance with all applicable Federal and State Securities laws, will be validly issued, fully paid and non-assessable.

5.The shareholders of the Company have no preemptive rights with respect to the Common Stock of the Company.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not hereby admit that we come within the category of a person whose consent is required under Section 7 of the Securities Act of 1033, or the general rules and regulations thereunder.

						Sincerely,

						FLANGAS MCMILLAN LAW GROUP, INC.

						/s/ John R. McMillan
						John R. McMillan, Esq.
JRM/ef